Prospectus Supplement No. 4	Filed pursuant to Rule 424(b)(3)

(To Prospectus dated January 8, 2004)	Registration No. 333-111460

$400,000,000

FAIR ISAAC CORPORATION

1.5% Senior Convertible Notes Due August 15, 2023

     This prospectus supplement relates to the resale by the holders of the notes and the shares of our common stock issuable upon conversion of the notes. We will not receive any of the proceeds from the sale of the notes or the underlying shares of common stock by any of the selling securityholders.

     You should read this prospectus supplement together with the accompanying prospectus dated January 8, 2004. The terms of the notes are set forth in the accompanying prospectus.

     The table below sets forth additional information concerning beneficial ownership of the notes and supplements and amends the table appearing under “Selling Securityholders” beginning on page 48 of the accompanying prospectus. To the extent that a selling securityholder is listed in both the table below and in the table appearing in the accompanying prospectus, the information set forth below regarding such selling securityholder supersedes the information in the accompanying prospectus.

		Shares of		Principal
		Common	Common	Amount of	Common
	Principal	Stock Owned	Stock Offered	Notes Owned	Stock Owned
	Amount of	Upon	Upon	After	After
	Notes Owned	Conversion of	Conversion of	Completion of	Completion of
Name	and Offered	Notes(1)(2)	Notes(1)(2)	Offering(3)	Offering(2)(3)
AIG DKR SoundShore Holdings Ltd.	$1,312,000	29,850	29,850	0	0
AIG DKR SoundShore Opportunity Holding Fund Ltd.	923,000	20,999	20,999	0	0
AIG DKR SoundShore Strategic Holding Fund Ltd.	565,000	12,854	12,854	0	0
AM Investment D Fund (QP) LP	220,000	5,005	5,005	0	0
AM Investment E Fund Ltd.	1,260,000	28,667	28,667	0	0
Advent Convertible Master (Cayman) L.P.	10,640,000	242,079	242,079	0	0
Advisory Convertible Arbitrage Fund (I) L.P.	500,000	11,375	11,375	0	0
Alcon Laboratories	452,000	10,283	10,283	0	0
Allentown City Firefighters Pension Plan	13,000	295	295	0	0

		Shares of		Principal
		Common	Common	Amount of	Common
	Principal	Stock Owned	Stock Offered	Notes Owned	Stock Owned
	Amount of	Upon	Upon	After	After
	Notes Owned	Conversion of	Conversion of	Completion of	Completion of
Name	and Offered	Notes(1)(2)	Notes(1)(2)	Offering(3)	Offering(2)(3)
Allentown City Officers & Employees Pension Fund	$15,000	341	341	0	0
Allentown City Police Pension Plan	22,000	500	500	0	0
Allstate Insurance Company	1,500,000	34,127	34,127	0	31,549 (4)
Alpha US Sub Fund 4 LLC	464,000	10,556	10,556	0	0
Arapahoe County Colorado	57,000	1,296	1,296	0	0
Arkansas PERS	2,000,000	45,503	45,503	0	0
Arlington County Employees Retirement System	781,000	17,769	17,769	0	0
Asante Health Systems	116,000	2,639	2,639	0	0
Bank Austria Cayman Islands, Ltd.	2,500,000	5,6879	5,6879	0	0
Beamtenversicherungskasse des Kantons Zurich	4,000,000	91,007	91,007	0	0
Bear, Stearns & Co. Inc.	1,000,000	22,751	22,751	0	0
Bernische Lehrerversicherungskasse	450,000	10,238	10,238	0	0
Black Diamond Convertible Offshore LDC	1,306,000	29,713	29,713	0	0
Black Diamond Offshore Ltd.	729,000	16,586	16,586	0	0
Boilermakers Blacksmith Pension Trust	1,700,000	38,678	38,678	0	0
British Virgin Islands Social Security Board	103,000	2,343	2,343	0	0
CNH CA Master Account, L.P.	1,500,000	34,127	34,127	0	0
CALAMOS® Convertible Fund — CALAMOS® Investment Trust	7,400,000	168,363	168,363	0	0
Chrysler Corporation Master Retirement Trust	4,530,000	103,065	103,065	0	0
Citadel Credit Trading Ltd.	55,000	1,251	1,251	0	0
Citadel Equity Fund Ltd.	3,445,000	78,379	78,379	0	0
City and County of San Francisco Retirement System	1,728,000	39,315	39,315	0	0
City of New Orleans	238,000	5,414	5,414	0	0
City University of New York	175,000	3,981	3,981	0	0
Convertible Securities Fund	90,000	2,047	2,047	0	0

		Shares of		Principal
		Common	Common	Amount of	Common
	Principal	Stock Owned	Stock Offered	Notes Owned	Stock Owned
	Amount of	Upon	Upon	After	After
	Notes Owned	Conversion of	Conversion of	Completion of	Completion of
Name	and Offered	Notes(1)(2)	Notes(1)(2)	Offering(3)	Offering(2)(3)
Credit Lyonnais Securities (USA) Inc.	$4,000,000	91,007	91,007	0	0
Credit Suisse First Boston LLC	1,830,000	41,635	41,635	0	0
DB Equity Opportunities Master Portfolio Ltd.	3,000,000	68,255	68,255	0	0
DBAG London	5,250,000	119,446	119,446	0	0
DaimlerChrysler Corp Emp. # 1 Pension Plan, Dtd 4/1/89	3,470,000	78,948	78,948	0	0
Deam Convertible Arbitrage	1,500,000	34,127	34,127	0	0
Delaware PERS	2,200,000	50,053	50,053	0	0
Delaware Public Employees Retirement System	1,813,000	41,249	41,249	0	0
Delta Airlines Master Trust	555,000	12,627	12,627	0	0
Delta Air Lines Master Trust — CV	1,870,000	42,545	42,545	0	0
Delta Pilots Disability & Survivorship Trust — CV	905,000	20,590	20,590	0	0
Deutsche Bank Securities Inc.	7,000,000	159,262	159,262	0	0
Double Black Diamond Offshore LDC	3,825,000	87,025	87,025	0	0
Duke Endowment	330,000	7,508	7,508	0	0
Exis Differential Holdings Ltd.	1,000,000	22,751	22,751	0	0
F. R. Convt. Sec. Fn	225,000	5,119	5,119	0	0
Family Service Life Insurance Co.	200,000	4,550	4,550	0	0
Fore Convertible MasterFund Ltd.	17,000,000	386,780	386,780	0	0
Franklin and Marshall College	270,000	6,142	6,142	0	0
FrontPoint Convertible Arbitrage Fund, L.P.	2,000,000	45,503	45,503	0	0
Gaia Offshore Master Fund Ltd.	3,170,000	72,123	72,123	0	0
Gemini Sammelstiftung zur Forderung der Personalvorsorge	150,000	3,412	3,412	0	0
Genesys Regional Medical Center	160,000	3,640	3,640	0	0
Global Bermuda Limited Partnership	3,000,000	68,225	68,225	0	0
Goldman Sachs & Co.	5,366,000	122,086	122,086	0	179,523 (5)

		Shares of		Principal
		Common	Common	Amount of	Common
	Principal	Stock Owned	Stock Offered	Notes Owned	Stock Owned
	Amount of	Upon	Upon	After	After
	Notes Owned	Conversion of	Conversion of	Completion of	Completion of
Name	and Offered	Notes(1)(2)	Notes(1)(2)	Offering(3)	Offering(2)(3)
Grady Hospital Foundation	$155,000	3,526	3,526	0	0
Guardian Life Insurance Co.	7,200,000	163,812	163,812	0	0
Guggenheim Portfolio Company VIII, LLC	5,000,000	113,759	113,759	0	0
Guggenheim Portfolio Co. XV, LLC	550,000	12,513	12,513	0	0
HBK Master Fund L.P.	19,500,000	443,660	443,660	0	5,700
Hfr Arbitrage Fund	524,000	11,921	11,921	0	0
Highbridge International LLC	40,000,000	910,072	910,072	0	0
ICI American Holdings Trust	500,000	11,375	11,375	0	0
ING Convertible Fund	2,000,000	45,503	45,503	0	0
ING VP Convertible Fund	30,000	682	682	0	0
Independence Blue Cross	400,000	9,100	9,100	0	0
JMG Capital Partners, LP	16,000,000	364,028	364,028	0	0
Jefferies Umbrella Fund Global Convertible Bonds	980,000	22,296	22,296	0	0
Jefferies Umbrella Fund US Convertible Bonds	200,000	4,550	4,550	0	0
KBC Financial Products USA Inc.	3,100,000	70,530	70,530	0	0
Lakeshore International Limited	12,000,000	273,021	273,021	0	0
Lighthouse Multi-Strategy Master Fund LP	450,000	10,238	10,238	0	0
Lyxor	1,273,000	28,963	28,963	0	0
Lyxor/AM Investment Fund Ltd.	340,000	7,735	7,735	0	0
Lyxor/Gaia II Fund Ltd.	830,000	18,883	18,883	0	0
Lyxor/Qwest Fund Ltd.	300,000	6,825	6,825	0	0
MLQA Convertible Securities Arbitrage	5,000,000	113,759	113,759	0	0
MSD TCB, LP	2,000,000	45,503	45,503	0	0
Man Mac I Limited	7,000,000	159,262	159,262	0	0
Man Convertible Bond Master Fund, Ltd.	13,600,000	309,424	309,424	0	0
McMahan Securities Co. L.P.	17,000	386	386	0	0
Mellon HBV Master Convertible Arbitrage Fund LP	1,000,000	22,751	22,751	0	0
Mellon HBV Master MultiStrategy Fund LP	250,000	5,687	5,687	0	0

		Shares of		Principal
		Common	Common	Amount of	Common
	Principal	Stock Owned	Stock Offered	Notes Owned	Stock Owned
	Amount of	Upon	Upon	After	After
	Notes Owned	Conversion of	Conversion of	Completion of	Completion of
Name	and Offered	Notes(1)(2)	Notes(1)(2)	Offering(3)	Offering(2)(3)
Merrill Lynch Insurance Group	$321,000	7,303	7,303	0	0
Microsoft Corporation	2,130,000	48,461	48,461	0	0
Mint Master Fund LP	250,000	5,687	5,687	0	0
Morgan Stanley Convertible Securities Trust	1,750,000	39,815	39,815	0	0
Motion Picture Industry Health Plan — Active Member Fund	470,000	10,693	10,693	0	0
Motion Picture Industry Health Plan — Retiree Member Fund	310,000	7,053	7,053	0	0
Municipal Employees	280,000	6,370	6,370	0	0
Munson Medical Center Retirement Plan	70,000	1,592	1,592	0	0
Munson2 Healthcare Board Designated Operating Fund	55,000	1,251	1,251	0	0
Nations Convertible Securities Fund	11,910,000	270,973	270,973	0	0
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.	3,000,000	68,255	68,255	0	0
New Orleans Firefighters Pension/Relief Fund	158,000	3,594	3,594	0	0
Nisswa Master Fund Ltd.	3,000,000	68,255	68,255	0	0
OCM Convertible Trust	3,750,000	85,319	85,319	0	0
OCM Global Convertible Securities Fund — DC	230,000	5,232	5,232	0	0
Oakwood Assurance Company	50,000	1,137	1,137	0	0
Oakwood Healthcare Inc. Funded Depreciation	85,000	1,933	1,933	0	0
Oakwood Healthcare Inc. (Pension)	160,000	3,640	3,640	0	0
Oakwood Healthcare Inc. (Endowment)	7,000	159	159	0	0
Oakwood Healthcare Inc. — OHP	13,000	295	295	0	0
Occidental Petroleum Corporation.	316,000	7,189	7,189	0	0
Ohio Bureau of Workers Compensation	172,000	3,913	3,913	0	0
Oppenheimer Convertible Securities Fund	4,500,000	102,383	102,383	0	0

		Shares of		Principal
		Common	Common	Amount of	Common
	Principal	Stock Owned	Stock Offered	Notes Owned	Stock Owned
	Amount of	Upon	Upon	After	After
	Notes Owned	Conversion of	Conversion of	Completion of	Completion of
Name	and Offered	Notes(1)(2)	Notes(1)(2)	Offering(3)	Offering(2)(3)
Pacific Life Insurance Company	$500,000	11,375	11,375	0	0
Park Avenue Life Insurance Co.	100,000	2,275	2,275	0	0
Partner Reinsurance Company Ltd.	1,585,000	36,061	36,061	0	0
Pensionkasse der Antalis AG	60,000	1,365	1,365	0	0
Pensionkasse der Ems-Chemie AG	70,000	1,592	1,592	0	0
Pensionkasse der Ems-Dottikon AG	110,000	2,502	2,502	0	0
Pensionkasse der Rockwell Automation AG	70,000	1,592	1,592	0	0
Pensionkasse Pluss-Staufer AG	60,000	1,365	1,365	0	0
Pensionkasse Vantico	120,000	2,730	2,730	0	0
Personalfursorgestiftung der Gebaudeversicherung des Kantons Bern	220,000	5,005	5,005	0	0
Personalvorsorge der PV Promea	140,000	3,185	3,185	0	0
Policeman and Fireman Retirement System of the City of Detroit	540,000	12,285	12,285	0	0
Privilege Portfolio SICAV	5,000,000	113,759	113,759	0	0
Pro-mutual	877,000	19,953	19,953	0	0
Prudential Insurance Co of America	130,000	2,957	2,957	0	0
Putnam Convertible Income — Growth Trust	7,500,000	170,638	170,638	0	0
Pyramid Equity Strategies Fund	750,000	17,063	17,063	0	0
Quattro Fund Ltd.	6,400,000	145,611	145,611	0	0
Qwest Global Convertible Fund Ltd.	2,250,000	51,191	51,191	0	0
Qwest Occupational Health Trust	515,000	11,717	11,717	0	0
RBC Alternative Assets L.P.	200,000	4,550	4,550	0	0
RCG Latitude Master Fund, Ltd.	3,400,000	77,356	77,356	0	0
RCG Multi Strategy Master Fund, Ltd.	1,900,000	43,228	43,228	0	0

		Shares of		Principal
		Common	Common	Amount of	Common
	Principal	Stock Owned	Stock Offered	Notes Owned	Stock Owned
	Amount of	Upon	Upon	After	After
	Notes Owned	Conversion of	Conversion of	Completion of	Completion of
Name	and Offered	Notes(1)(2)	Notes(1)(2)	Offering(3)	Offering(2)(3)
Ramius Capital Group	$500,000	11,375	11,375	0	0
Ramius Master Fund, Ltd.	2,600,000	59,154	59,154	0	0
Royal Bank of Canada	3,000,000	68,255	68,255	0	1,759
St. Thomas Trading, Ltd.	26,400,000	600,647	600,647	0	0
Sage Capital	3,800,000	48,916	48,916	0	0
Silverback Master, Ltd.	3,500,000	79,631	79,631	0	0
State Employees’ Retirement Fund of the State of Delaware	2,105,000	47,892	47,892	0	0
State of Maryland Retirement Agency	3,747,000	85,250	85,250	0	0
State of Oregon/Equity	6,800,000	154,712	154,712	0	0
State Street Bank Custodian for GE Pension Trust	2,260,000	51,419	51,419	0	0
Stonebridge Life Insurance	1,000,000	22,751	22,751	0	0
Sunrise Partners Limited Partnership	12,400,000	282,122	282,122	0	10,861
Syngenta AG	375,000	8,531	8,531	0	0
TD Securities (USA) Inc.	10,000,000	227,518	227,518	0	0
Tag Associates	99,000	2,252	2,252	0	0
Teachers Insurance and Annuity Association of America	17,500,000	398,156	398,156	0	0
The Coast Fund, L.P.	2,000,000	45,503	45,503	0	0
The Grable Foundation	88,000	2,002	2,002	0	0
Thomas Weisel Partners LLC	1,700,000	38,678	38,678	0	0
Transamerica Life Insurance & Annuities Co.	17,910,000	407,484	407,484	0	0
Travelers Indemnity Company — Commercial Lines	510,000	11,603	11,603	0	0
Travelers Indemnity Company — Personal Lines	340,000	7,735	7,735	0	0
Tribeca Investments Ltd.	2,000,000	45,503	45,503	0	0
Trustmark Insurance	394,000	8,964	8,964	0	0
Universal Investment Gesellschaft
MBH, ref. Aventis	1,600,000	36,402	36,402	0	0
UnumProvident Corporation	500,000	11,375	11,375	0	0
Wachovia Bank National Association	25,000,000	568,795	568,795	0	0

		Shares of		Principal
		Common	Common	Amount of	Common
	Principal	Stock Owned	Stock Offered	Notes Owned	Stock Owned
	Amount of	Upon	Upon	After	After
	Notes Owned	Conversion of	Conversion of	Completion of	Completion of
Name	and Offered	Notes(1)(2)	Notes(1)(2)	Offering(3)	Offering(2)(3)
Waterstone Market Neutral Fund LP	$1,270,000	28,894	28,894	0	0
Waterstone Market Neutral Offshore Fund Ltd.	6,382,000	145,201	145,201	0	0
White River Securities L.L.C.	1,000,000	22,751	22,751	0	0
Worldwide Transactions Ltd.	140,000	3,185	3,185	0	0
Xavex Convertible Arbitrage 5 Fund	1,050,000	23,889	23,889	0	0
Zeneca Holdings Trust	675,000	15,357	15,357	0	0
Zuger Kulturstiftung Landis & Gyr	70,000	1,592	1,592	0	0
Zurich Institutional Benchmark Management c/o Quattro Fund	1,600,000	36,402	36,402	0	0
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	7,000	159	159	0	0
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	7,000	159	159	0	0

(1)	Assumes conversion of all of the selling securityholder’s notes at the conversion rate of 22.7518 shares per note. However, the conversion rate is subject to adjustment as described under “Description of the Notes — Conversion of Notes” in the accompanying prospectus. As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future. Assuming a conversion rate of 22.7518 shares per note, no selling securityholder will own more than 1% of our outstanding common stock upon conversion of the debentures.

(2)	All amounts have been adjusted to reflect a three-for-two stock split that occurred on February 2, 2004.

(3)	Assumes that all of the notes and/or all of the common stock into which the notes are convertible are sold. No selling securityholder will own more than 1% of our outstanding common stock after the offering by such securityholder.

(4)	Includes 19,650 shares held by Allstate Insurance Company, 1,650 shares held by Allstate New Jersey Insurance Company, 2,163 shares held by Agents Pension Plan and 8,086 shares held by Allstate Retirement Plan.

(5)	Includes 26,119 shares of common stock issuable upon conversion of 5.25% Convertible Subordinated Notes due September 1, 2008 assuming a conversion rate of 27.03 shares per note.

     We prepared this table based on the information supplied to us by the selling securityholders named in the table prior to the date hereof. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information is presented in the above table. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements to the accompanying prospectus.

     Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution” in the accompanying prospectus.

     None of the named selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

     Investing in the notes involves risks. See “Risk Factors” beginning on page 7 of the accompanying prospectus.

     Neither the Securities and Exchange Commission nor any other federal or state securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 16, 2004.